Exhibit 99.1

Matthew Mellon Joins AudioEye Board of Directors

Well Regarded Businessman, Fundraiser and Entrepreneur to Strengthen Independence of AudioEye Board

TUCSON, Arizona — (Marketwired) — July 23, 2014 - AudioEye®, Inc. (OTCQB: AEYE) (“AudioEye” or the “Company”), creator of the Audio Internet™ patented audio browsing and automated publishing technology platform, today announced that Matthew Mellon has joined the Company’s Board of Directors.

“We are very pleased to welcome Matt to our Board of Directors,” stated Paul Arena, Executive Chairman of AudioEye, Inc.  “He brings to our Board an enormous reservoir of influence and credibility.”

Matthew Mellon commented, “I am very pleased to join AudioEye’s Board and to be associated with a technology that can provide audio-enabled digital content that has previously been unavailable to persons with visual impairments and other disabilities.”

Born in New York City into the renowned Mellon and Drexel families of Bank of New York Mellon Corp. and Drexel-Burnham-Lambert, Matthew Mellon was surrounded by the worlds of banking, business, and innovative technology. Today, Matthew carries on his family’s legacy as an entrepreneur, private equity investor, business advisor and philanthropist.

Since July 2013, Mr. Mellon has been the Co-founder and President of Coin.co, a New York City-based software, technology and cryptographic incubator.  Also, from July 2013 to present he has served as Co-founder of Coin Validation, Inc., and has been involved in the education of banks, Congress and merchants about the benefits and utilization of virtual currencies. He is an active supporter of disruptive financial technology. Additionally, from May 2008 to present Mr. Mellon has been the Co-founder and Co-creative director for Hanley Mellon, a lifestyle brand company launching a women’s ready to wear collection.  From 1964 to September 2012, Mr. Mellon was part of the Family Office of BNY Mellon Bank.  He also served as Chairman of the New York Republican Party’s Finance Committee from April 2011 to July 2013 and maintains associations with Drexel University and Carnegie Mellon University, both of which were founded by family members.  In 2002, Matthew continued to venture into the luxury men’s shoe industry and founded Harry’s of London, named for his grandfather Harry Stokes. The innovative men’s shoes were built with a sneaker sole and a dress shoe top and had a stork logo imprinted in the sole, taken from the Mellon family crest. In 2006, Matthew sold a 40 percent stake in the company to the Richemont Group’s Atelier Fund.

He is also involved with the National Gallery of Art in Washington DC, where a majority of the collection was donated to the nation by his great relative Andrew Mellon. Previously, from February 1999 to August 2011, Mr. Mellon was Co-creative Director-Men’s Division of Jimmy Choo.

In 1989, he graduated from the University of Pennsylvania — The Wharton School, with a BBA in Entrepreneurship.

Mr. Mellon was elected to fill a vacancy created by James Crawford, Co-founder and Chief Operating Officer (“COO”) of the Company, who has resigned from the Board of Directors. The efforts of Mr. Crawford are greatly appreciated, and he will continue to serve the Company as Chief Operating Officer.

About AudioEye, Inc.

Incorporated in 2005, AudioEye focuses on working to improve the mobility, usability and accessibility of all Internet-based content through the development, sale, licensing and use of its proprietary accessibility technologies. Audio Internet® is a technology that utilizes patented architecture to deliver a fully accessible audio equivalent of a visual or mobile website in a compliant format that can be navigated, utilized, interacted with and transacted from, without the use of a monitor or mouse, by individuals with visual impairments. For individuals with hearing impairments, Audio Internet® provides captioning for websites, and the challenges of reaching those with other impairments are also addressed by the technology platform.

Complete with an ever-growing suite of utilities tailored to the needs of different disabled users, the AudioEye® Audio Internet® Accessibility Platform is a fully scalable cloud-based solution designed and developed to meet the needs and compliance mandates for an ever-growing demographic.

AudioEye’s common stock trades on the OTCQB under the symbol “AEYE”. Please visit www.audioeye.com for more information.

Forward-Looking Statements

This release includes forward-looking statements contained within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond the Company’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in the Company’s Form 10-K and other reports filed with the SEC. AudioEye, Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Nathaniel Bradley, CEO, AudioEye, Inc. at (866) 331-5324

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (830) 693-4400 or via email at info@rjfalkner.com